2HF Putnam Small Cap Growth Fund
12/31/05 semiannual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A

For the period ended December 31, 2005, Putnam Management has assumed $3,119 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

74U1 (000s omitted)

Class A		 12,244
Class B		 3,318
Class C		 774

74U2 (000s omitted)

Class M		224
Class R		275
Class Y	      1,440

74V1
Class A		 22.18
Class B		 21.52
Class C		 21.52

74V2

Class M		 21.75
Class R		 22.07
Class Y		 22.30



85B
Additional Information about Errors and Omissions Policy Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legl expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.